Exhibit 23.3

Nickolaus R. Feimer 317 Delmar Way San Mateo, CA 94403

July 11, 2016

Erin Daley

Vice President Brand

e.l.f. Cosmetics, Inc.

570 10th St.

Oakland, CA 94607

Subject: Consent of Calimesa Consulting Partners, LLC

Calimesa Consulting Partners, LLC (“Calimesa”) prepared a market study dated October 2015 for e.l.f. Beauty, Inc. Calimesa consents to the use of data from such study in the Registration Statement on Form S-1 and related prospectus of e.l.f. Beauty, Inc. and to the reference in the prospectus to Calimesa’s name in connection therewith.

Dated: July 11, 2016

Calimesa Consulting Partners, LLC

By:	/s/ Nickolaus R. Feimer

Name:	Nickolaus R. Feimer

Title:	Managing Partner